Exhibit 99.1

DermTech Reports First Quarter 2021 Financial Results

LA JOLLA, Calif. – May 13, 2021 – DermTech, Inc. (NASDAQ: DMTK) (“DermTech”), a leader in precision dermatology enabled by a non-invasive skin genomics platform, today reported financial results for the quarter ended March 31, 2021.

First Quarter 2021 Highlights

•

Billable sample volume of approximately 9,400 for the first quarter of 2021, a 62% increase compared to approximately 5,800 recorded for the first quarter of 2020 and a 13% sequential increase over the fourth quarter of 2020.

•	Assay revenue of $2.2 million for the first quarter of 2021, a 175% increase compared to the first quarter of 2020 and a 40% sequential increase over the fourth quarter of 2020.
•	Total revenue of $2.5 million for the first quarter of 2021, a 62% increase compared to the first quarter of 2020 and a 19% sequential increase over the fourth quarter of 2020.
•	Achieved first full quarter with positive assay gross margin of 10% compared to negative 46% for the same period of 2020.
•

Non-invasive genomic patch testing for melanoma, like DermTech’s Pigmented Lesion Assay (“PLA”), received a 2A recommendation from the National Comprehensive Cancer Network® (“NCCN”) indicating uniform NCCN consensus that the intervention is appropriate and has been included in the NCCN Clinical Practice Guidelines in Oncology (the “NCCN Guidelines®”).

•

Published results of a large registry study that reported lesions biopsied based on genomic atypia criteria identified by the PLA were associated with a nearly five-fold enrichment of melanoma compared to those biopsied solely on visual assessment criteria.

•	Commercial payor contracts with Blue Shield of California, Blue Cross Blue Shield of Illinois and Blue Cross Blue Shield of Texas became effective, contributing to average selling price improvement.
•	Raised approximately $213 million in total gross proceeds from a follow-on public offering of common stock and the exercise of previously outstanding warrants.
•	Cash, cash equivalents and short-term marketable securities were $258.2 million at the end of the quarter.

“Q1 was a very busy quarter for DermTech with the closing of our follow-on public offering, the addition of non-invasive genomic patch testing, like the PLA, to the NCCN guidelines, and the effectiveness of our new contracts with major Blues plans in California, Texas and Illinois, which fueled strong assay revenue growth even during the height of the pandemic,” said John Dobak, M.D., chief executive officer of DermTech. “Data from the Optum economic study further confirms the cost saving potential of our technology, and we are optimistic that it will help in our efforts with commercial payors.  Access to physician offices continues to be challenging but we are starting to see some improvements, and we believe the recent launch of our PLAplus will help drive adoption.”

First Quarter 2021 Financial Results

Assay revenue increased $1.4 million, or 175%, to $2.2 million for the three months ended March 31, 2021, compared to $0.8 million for the same period of 2020. The increase in assay revenue was primarily due to higher billable sample volume and improved average selling price (“ASP”) resulting from better cash collections. Billable sample volume increased 61% to approximately 9,400 for the three months ended March 31, 2021, compared to approximately 5,800 for the same period of 2020. Contract revenue decreased $0.4 million, or 56%, to $0.3 million for the three months ended March 31, 2021, compared to $0.8 million for the same period of 2020. Total revenue increased $1.0 million, or 62%, to $2.5 million for the three months ended March 31, 2021, compared to $1.6 million for the same period of 2020.

Gross margin for the three months ended March 31, 2021 was 21%, compared to 23% for the same period of 2020. The decrease in gross margin was largely attributable to decreased contract revenue in the current period, which generally has higher gross margins than assay revenue. Assay gross margin for the three months ended March 31, 2021 was 10%, compared to negative 46% for the same period of 2020. The improvement in assay gross margin was due to improved ASP, and better utilization of current capacity to reduce the per test cost.

Sales and marketing expenses for the three months ended March 31, 2021 were $6.5 million, an increase of 121%, compared to $2.9 million for the same period of 2020. The increase was primarily attributable higher compensation costs related to the expansion of our sales force, marketing, and payor access teams as well as additional marketing investments to increase awareness of our Pigmented Lesion Assay.

Research and development expenses for the three months ended March 31, 2021 were $2.3 million, an increase of 151%, compared to $0.9 million for the same period of 2020. The increase was due to higher compensation costs of expanding the research and development team, increased clinical trial costs, and increased spend on laboratory supplies to support new product development.

General and administrative expenses for the three months ended March 31, 2021 were $5.2 million, an increase of 47%, compared to $3.5 million for the same period of 2020. The increase was primarily due to higher payroll-related costs and stock-based compensation as we continue to add additional infrastructure such as human resources, information technology and legal resources.

Net loss for the three months ended March 31, 2021 was $15.1 million, or $0.55 per share, which included $2.2 million of non-cash stock-based compensation and $1.7 million loss related to non-cash change in fair value of warrant liability, compared to a net loss of $6.9 million, or $0.53 per share, for the same period of 2020, which included $1.0 million of non-cash stock-based compensation, offset by a $0.1 million gain related to non-cash change in fair value of warrant liability.

Cash, cash equivalents, and short-term marketable securities totaled $258.2 million as of March 31, 2021.

Second Quarter 2021 Guidance

Management estimates that second quarter 2021 assay revenue will be between $2.4 million and $2.8 million.

DermTech will not provide financial guidance for the fiscal year 2021 at this time. Management anticipates providing fiscal year 2021 revenue guidance at the time of its second quarter earnings announcement, to the extent practicable, based on available information at that time.

Conference Call and Webcast Information

DermTech will host a conference call and webcast to discuss the first quarter financial results on Thursday, May 13, 2021 at 1:30 p.m. Pacific time / 4:30 p.m. Eastern time. The conference call can be accessed live over the phone by dialing (844) 467-7114 for U.S. callers or (409) 231-2086 for international callers, using conference ID: 1463529. The live webcast can be accessed at investors.dermtech.com.

About DermTech:

DermTech is the leading genomics company in dermatology and is creating a new category of medicine, precision dermatology, enabled by our non-invasive skin genomics platform. DermTech’s mission is to transform dermatology with our non-invasive skin genomics platform, to democratize access to high quality dermatology care, and to improve the lives of millions. DermTech provides genomic analysis of skin samples collected non-invasively using an adhesive patch rather than a scalpel. DermTech markets and develops products that facilitate the early detection of skin cancers, and is developing products that assess inflammatory diseases and customize drug treatments. For additional information on DermTech, please visit DermTech’s investor relations site at: www.DermTech.com.

Forward-looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates, and projections of DermTech may differ from its actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to: the performance, patient benefits, cost-effectiveness, commercialization and adoption of DermTech’s products and the market opportunity therefor, DermTech’s negotiations with private payors, and DermTech’s ability to expand its product offerings. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of DermTech and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against DermTech; (2) DermTech’s ability to obtain additional funding to develop and market its products; (3) the existence of favorable or unfavorable clinical guidelines for DermTech’s tests; (4) the reimbursement of DermTech’s tests by Medicare and private payors; (5) the ability of patients or healthcare providers to obtain coverage of or sufficient reimbursement for DermTech’s products; (6) DermTech’s ability to grow, manage growth and retain its key employees; (7) changes in applicable laws or regulations; (8) the market adoption and demand for DermTech’s products and services together with the possibility that DermTech may be adversely affected by other economic, business, and/or competitive factors; and (9) other risks and uncertainties included in (x) the “Risk Factors” section of the most recent Annual Report on Form 10-K filed by DermTech with the Securities and Exchange Commission (the “SEC”), and (y) other documents filed or to be filed by DermTech with the SEC. DermTech cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. DermTech does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based.

Contact information

Press and Media:

Sarah Dion

sdion@dermtech.com

(858) 450-4222

Investors:

Westwicke Partners

Caroline Corner, PhD

caroline.corner@westwicke.com

(415) 202-5678

DERMTECH, INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

(Unaudited)

	March 31, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$218,595	$24,248
Short-term marketable securities	39,603	39,529
Accounts receivable	1,854	1,480
Inventory	279	104
Prepaid expenses and other current assets	1,403	1,521
Total current assets	261,734	66,882
Property and equipment, net	3,124	2,731
Other assets	167	167
Total assets	$265,025	$69,780
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,621	$1,573
Accrued compensation	2,056	2,075
Accrued liabilities	953	763
Short-term deferred revenue	1,357	905
Current portion of capital lease obligations	110	109
Total current liabilities	7,097	5,425
Warrant liability	770	1,650
Long-term deferred revenue	133	639
Long-term capital lease obligations, less current portion	198	226
Total liabilities	8,198	7,940
Stockholders’ equity:
Common stock, $0.0001 par value per share; 50,000,000 shares authorized as of March 31, 2021 and December 31, 2020; 28,919,252 and 20,740,413 shares issued and outstanding at March 31, 2021 and December 31, 2020, respectively	3	2
Additional paid-in capital	399,913	189,868
Accumulated other comprehensive income/(loss)	8	(1)
Accumulated deficit	(143,097)	(128,029)
Total stockholders’ equity	256,827	61,840
Total liabilities and stockholders’ equity	$265,025	$69,780

DERMTECH, INC.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenues:
Assay revenue	$2,190	$796
Contract revenue	334	761
Total revenues	2,524	1,557
Cost of revenues:
Cost of assay revenue	1,971	1,162
Cost of contract revenue	31	41
Total cost of revenues	2,002	1,203
Gross profit	522	354
Operating expenses:
Sales and marketing	6,512	2,944
Research and development	2,251	897
General and administrative	5,172	3,514
Total operating expenses	13,935	7,355
Loss from operations	(13,413)	(7,001)
Other income/(expense):
Interest income, net	34	—
Change in fair value of warrant liability	(1,689)	104
Total other income/(expense)	(1,655)	104
Net loss	$(15,068)	$(6,897)
Weighted average shares outstanding used in computing net loss per share, basic and diluted	27,152,868	13,100,642
Net loss per share of common stock outstanding, basic and diluted	$(0.55)	$(0.53)